RENT-WAY, INC.
2006 EQUITY INCENTIVE PLAN
1 PREAMBLE
     This Rent-Way, Inc. 2006 Equity Incentive Plan, as it may be amended from time to time (the “Plan”), is intended to promote the interests of Rent-Way, Inc., a Pennsylvania corporation (“Rent-Way” and, together with its Subsidiaries, the “Company”), and its stockholders by providing officers and other employees and non-employee directors of the Company with appropriate incentives and rewards to encourage them to enter into and continue in service to the Company and to acquire a proprietary interest in the long-term success of the Company, while aligning the interests of key employees and management with those of the stockholders.
     This Plan is intended to provide a flexible framework that will permit the development and implementation of a variety of stock-based programs based on changing needs of the Company, its competitive market and the regulatory climate.
2 DEFINITIONS
     As used in the Plan, the following definitions apply to the terms indicated below:
     (a) “Award Agreement” shall mean the written agreement between the Company and a Participant or other document approved by the Committee evidencing an Incentive Award.
     (b) “Board of Directors” shall mean the Board of Directors of Rent-Way.
     (c) “Cause,” and the term “for cause” shall mean,
          (1) with respect to a Participant who is a party to a written employment agreement with the Company, which agreement contains a definition of “for cause” or “cause” (or words of like import) for purposes of termination of employment thereunder by the Company, “for cause” or “cause” as defined in the most recent of such agreements, or
          (2) in all other cases, as determined by the Committee, in its sole discretion.
     (d) “Change in Control”, unless otherwise defined in an Award Agreement, occurs if
          (1) any “Person” (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act of 1934), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 25% of the total combined voting power of all classes of capital stock of Rent-Way normally entitled to vote for the election of directors of Rent-Way; or

          (2) the Board of Directors shall approve a sale of all or substantially all of the assets of the Company, in one transaction or a series of related transactions, or
(3) the Board of Directors shall approve any merger, consolidation or other reorganization of Rent-Way in which the shareholders of Rent-Way immediately prior to such transaction own, in the aggregate, less than 50% of the total combined voting power of all classes of capital stock of the surviving entity normally entitled to vote for the election of directors of the surviving entity.
     For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i) (as in effect on the date hereof) pursuant to the Exchange Act.
     (e) “Code” shall mean the Internal Revenue Code of 1986, as amended.
     (f) “Committee” shall mean the Compensation Committee of the Board of Directors or such other committee as the Board of Directors shall appoint from time to time to administer the Plan; provided, that the Committee shall at all times consist of two or more persons, each of whom shall be a member of the Board of Directors. To the extent required for transactions under the Plan to qualify for the exemptions available under Rule 16b-3 (as defined herein), members of the Committee (or any subcommittee thereof) shall be “non-employee directors” within the meaning of Rule 16b-3. To the extent required for compensation realized from Incentive Awards (as defined herein) under the Plan to be deductible by the Company pursuant to Section 162(m) of the Code, members of the Committee (or any subcommittee thereof) shall be “outside directors” within the meaning of such section.
     (g) “Company Stock” shall mean the common stock, without par value, of Rent-Way.
     (h) “Covered Employee” means a Participant who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code.
     (i) “Disability,” unless otherwise provided in an Award Agreement, shall mean
          (1) with respect to a Participant who is a party to a written employment agreement with the Company, which agreement contains a definition of “disability” or “permanent disability” (or words of like import) for purposes of termination of employment thereunder by the Company, “disability” or “permanent disability” as defined in the most recent of such agreements, or
          (2) in all other cases, means such Participant’s inability to perform substantially his or her duties to the Company by reason of physical or mental illness, injury, infirmity or condition, as determined by the Committee, in its sole discretion.
     (j) “Dividend Equivalents” means a right granted to a Participant pursuant to Section 10 to receive the equivalent value (in cash or Stock) of dividends paid on Stock.
     (k) “Effective Date” shall mean January 13, 2006, the date the Plan was adopted by the Board of Directors, subject to approval by Rent-Way’s stockholders. The Plan will be deemed to be approved by the stockholders if it receives the affirmative vote of the holders of a majority of the shares of stock of Rent-Way present or represented and entitled to vote at a meeting at which a quorum representing a majority of all outstanding voting stock is, either in person or by proxy, present and voting and duly held in accordance with the applicable provisions of Rent-Way’s Bylaws. Incentive Awards may be granted under the Plan at any time prior to the receipt of stockholder approval; provided, however, that each such grant shall automatically terminate in the event such approval is not obtained. Without limiting the foregoing, no Option or SAR may be exercised prior to the receipt of such approval, and no share certificate will be issued pursuant to a grant of Restricted Stock or Stock Bonus prior to the receipt of such approval.
     (l) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     (m) “Fair Market Value” means, for any particular date, (i) for any period during which the Company Stock shall be listed for trading on a national securities exchange or the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), the closing price per share of Company Stock on such exchange or the NASDAQ closing bid price as of the close of such trading day, or (ii) the market price per share of Company Stock as determined in good faith by the Board of Directors in the event (i) above shall not be applicable. If the Fair Market Value is to be determined as of a day when the securities markets are not open, the Fair Market Value on that day shall be the Fair Market Value on the next preceding day when the markets are open.
     (n) “Incentive Award” shall mean an Option, SAR, share of Restricted Stock, Restricted Stock Unit or Stock Bonus (each as defined herein) granted pursuant to the terms of the Plan.
     (o) “Incentive Stock Option” shall mean an Option that is an “incentive stock option” within the meaning of Section 422 of the Code.
     (p) “Issue Date” shall mean the date established by the Committee on which Certificates representing shares of Restricted Stock shall be issued by the Company pursuant to the terms of Section 9(e).
     (q) “Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option.
     (r) “Option” shall mean an option to purchase shares of Company Stock granted pursuant to Section 7.
     (s) “Participant” shall mean an employee, a non-employee consultant or service provider, or non-employee director of the Company to whom an Incentive Award is granted pursuant to the Plan and, upon his or her death, his or her successors, heirs, executors and administrators, as the case may be.
     (t) “Performance-Based Award” means an Award granted to selected Covered Employees pursuant to Sections 9 and 10, but which is subject to the terms and conditions set forth in Section 12. All Performance-Based Awards are intended to qualify as Qualified

Performance-Based Compensation.
     (u) “Performance Criteria” means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period. The Performance Criteria that will be used to establish Performance Goals are limited to the following: net earnings (either before or after interest, taxes, depreciation and amortization), economic value-added (as determined by the Committee), sales or revenue, net income (either before or after taxes), operating earnings or income, cash flow (including, but not limited to, operating cash flow and free cash flow), return on capital, return on investment, return on stockholders’ equity, return on assets or net assets, return on capital, stockholder returns, return on sales, gross or net profit margin, productivity, expense, margins, operating efficiency, cost reduction or savings, customer satisfaction, working capital, earnings or diluted earnings per share, price per share of Company Stock, and market share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Committee shall, within the time prescribed by Section 162(m) of the Code, define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period for such Participant.
     (v) “Performance Goals” means, for a Performance Period, the goals established in writing by the Committee for the Performance Period based upon the Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. The Committee, in its discretion, may, within the time prescribed by Section 162(m) of the Code, adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, or (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company (determined consistent with U.S. Generally Accepted Accounting Principles), or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.
     (w) “Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance-Based Award.
     (x) “Prior Plans” means the Company’s 1999 and 2004 Stock Options Plans.
     (y) “Qualified Performance-Based Compensation” means any compensation that is intended to qualify as “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Code.
     (z) A share of “Restricted Stock” shall mean a share of Company Stock that is granted pursuant to the terms of Section 9 hereof and that is subject to the restrictions set forth in Section 9(c).

     (aa) “Restricted Stock Unit” means the right to receive a share of Company Stock that is granted pursuant to the terms of Section 10.
     (bb) “Rule 16b-3” shall mean the rule thus designated as promulgated under the Exchange Act.
     (cc) “SAR” shall mean a stock appreciation right granted pursuant to Section 8.
     (dd) “Stock Bonus” shall mean a bonus payable in shares of Company Stock or a payment made in shares of Company Stock pursuant to a deferred compensation plan of the Company.
     (ee) “Subsidiary” shall mean any corporation or other entity in which, at the time of reference, the Company owns, directly or indirectly, stock or similar interests comprising more than 50 percent of the combined voting power of all outstanding securities of such entity.
     (ff) “Vesting Date” shall mean the date established by the Committee on which a share of Restricted Stock or Restricted Stock Unit may vest.
3 STOCK SUBJECT TO THE PLAN
     (a) Shares Available for Awards
     The total number of shares of Company Stock with respect to which Incentive Awards may be granted shall not exceed 2,468,561 shares. This limit consists of 2,468,561 shares of Company Stock available for issuance under the Prior Plans as of the Effective Date, which shares shall be treated as no longer available for option grants under the Prior Plans following the Effective Date. The Committee may direct that any stock certificate evidencing shares issued pursuant to the Plan shall bear a legend setting forth such restrictions on transferability as may apply to such shares pursuant to the Plan.
     (b) Total Grants by Award Type
     The total number of shares of Company Stock to be awarded under the Plan as Options or SARs shall not exceed 2,468,561 shares. The total number of shares of Company Stock to be awarded under the Plan as Incentive Stock Options shall not exceed 2,468,561 shares. The total number of shares of Company Stock to be awarded under the Plan as Restricted Stock, Restricted Stock Units or as Stock Bonuses shall, in the aggregate, not exceed 750,000 shares in any fiscal year of the Company.
     (c) Individual Limitation
     The total number of shares of Company Stock subject to Options and SARs awarded to any one employee during any fiscal year of the Company, shall not exceed 250,000 shares. Determinations under the preceding sentence shall be made in a manner that is consistent with Section 162(m) of the Code and regulations promulgated thereunder. The provisions of this Section 3(c) shall not apply in any circumstance with respect to which the Committee determines that compliance with Section 162(m) of the Code is not necessary.

     (d) Adjustment for Change in Capitalization
     If there is any change in the outstanding shares of Company Stock by reason of a stock dividend or distribution, stock split-up, recapitalization, combination or exchange of shares, or by reason of any merger, consolidation, spinoff or other corporate reorganization in which the Company is the surviving corporation, the number of shares available for issuance both in the aggregate and with respect to each outstanding Incentive Award, the price per share under each outstanding Incentive Award, and the limitations set forth in Section 3(b) and (c), shall be proportionately adjusted by the Committee, whose determination shall be final and binding. After any adjustment made pursuant to this Section 3(d), the number of shares subject to each outstanding Incentive Award shall be rounded to the nearest whole number.
     (e) Other Adjustments
     In the event of any transaction or event described in Section 3(d) or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate (including without limitation any Change in Control), or of changes in applicable laws, regulations or accounting principles, and whenever the Committee determines that action is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Incentive Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles, the Committee, in its sole discretion and on such terms and conditions as it deems appropriate, including, if the Committee deems appropriate, the principles of Treasury Regulation Section 1.424-1(a)(5) except to the extent necessary to ensure that the action does not violate Section 409A of the Code, either by amendment of the terms of any outstanding Incentive Awards or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions:
     (i) To provide for either (A) termination of any such Incentive Award in exchange for an amount of cash and/or other property, if any, equal to the amount that would have been attained upon the exercise of such Incentive Award or realization of the Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 3(e) the Committee determines in good faith that no amount would have been attained upon the exercise of such Incentive Award or realization of the Participant’s rights, then such Incentive Award may be terminated by the Company without payment) or (B) the replacement of such Incentive Award with other rights or property selected by the Committee in its sole discretion;
     (ii) To provide that such Incentive Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices; and
     (iii) To make adjustments in the number and type of shares of Company Stock (or other securities or property) subject to outstanding Incentive Awards, and in the number and kind of outstanding Restricted Stock and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding options, rights and awards and options, rights and awards which may be granted in the future;
     (iv) To provide that such Incentive Award shall be exercisable or payable or fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement; and
     (v) To provide that the Incentive Award cannot vest, be exercised or become payable after such event.
     (f) Re-use of Shares
     To the extent that an Incentive Award terminates, expires, is cancelled, forfeited, or lapses for any reason, or if an Incentive Award is settled by payment of cash, any shares of Company Stock subject to the Incentive Award shall again be available for the grant of an Incentive Award pursuant to the Plan. Shares that are used to pay the exercise price of an Option and shares withheld to satisfy tax withholding obligations will not be available for further grants of Incentive Awards pursuant to the Plan. To the extent permitted by applicable law or any securities exchange rule, shares of Company Stock issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Subsidiary shall not be counted against shares of Company Stock available for grant pursuant to this Plan. Dividend Equivalents payable in cash shall not be counted against the shares available for issuance under the Plan.
     (g) No Repricing
     Absent stockholder approval, neither the Committee nor the Board of Directors shall have any authority, with or without the consent of the affected holders of Incentive Awards, to “reprice” an Incentive Award after the date of its initial grant with a lower exercise price in substitution for the original exercise price. This paragraph may not be amended, altered or repealed by the Board of Directors or the Committee without approval of the stockholders of the Company.
4 ADMINISTRATION OF THE PLAN
     The Plan shall be administered by the Committee. The Committee shall from time to time designate the persons who shall be granted Incentive Awards and the amount, type and other features of each Incentive Award.
     The Committee shall have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan and the terms of any Incentive Award issued under it and to adopt such rules and regulations for administering the Plan as it may deem necessary or appropriate. The Committee shall determine whether an authorized leave of absence or absence due to military or government service shall constitute termination of employment. Decisions of the Committee shall be final and binding on all parties. Determinations made by the Committee under the Plan need not be uniform but may be made on a Participant-by-Participant basis. Notwithstanding anything to the contrary contained herein, the Board of Directors may, in its sole discretion, at any time and from time to time, resolve to administer the Plan, in which case the term “Committee” as used herein shall be deemed to mean the Board of Directors.
     The Committee may, in its absolute discretion, without amendment to the Plan, (i) accelerate the date on which any Option or SAR granted under the Plan becomes exercisable, (ii) waive or amend the operation of Plan provisions respecting exercise after termination of service or otherwise adjust any of the terms of such Option or SAR and (iii) accelerate the Vesting Date or Issue Date, or waive any condition imposed hereunder, with respect to any share of Restricted Stock or Restricted Stock Unit or otherwise adjust any of the terms applicable to such share.
     No member of the Committee shall be liable for any action, omission or determination relating to the Plan, and the Company shall, in addition to any obligations of indemnity and defense contained in the Company’s by-laws or under applicable law, indemnify and hold harmless each member of the Committee and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.
5 ELIGIBILITY
     The persons who shall be eligible to receive Incentive Awards pursuant to the Plan shall be such employees of the Company (including employees who are also directors and prospective employees conditioned on their becoming employees), non-employee consultants or service providers, and non-employee directors of the Company as the Committee shall designate from time to time.
6 AWARDS UNDER THE PLAN; AWARD AGREEMENTS
     The Committee may grant Options, SARs, shares of Restricted Stock, Restricted Stock Units and Stock Bonuses, in such amounts and with such terms and conditions as the Committee shall determine, subject to the provisions of the Plan.
     Each Incentive Award granted under the Plan (except an unconditional Stock Bonus) will be evidenced by an Award Agreement which shall contain such provisions as the Committee may in its sole discretion deem necessary or desirable. By accepting an Incentive Award, a Participant thereby agrees that the Incentive Award shall be subject to all of the terms and provisions of the Plan and the applicable Award Agreement.
7 OPTIONS
(a) Identification of Options
     Each Option shall be clearly identified in the applicable Award Agreement as either an

     Incentive Stock Option or a Non-Qualified Stock Option. In the absence of such identification, an Option will be deemed to be a Non-Qualified Stock Option.
(b) Exercise Price
     Each Award Agreement with respect to an Option shall set forth the amount (the “exercise price”) payable by the holder to the Company upon exercise of the Option. The exercise price per share shall be determined by the Committee but shall in no event be less than the Fair Market Value of a share of Company Stock on the date the Option is granted.
(c) Term and Exercise of Options
          (1) The applicable Award Agreement will provide the date or dates on which an Option shall become exercisable. The Committee shall determine the expiration date of each Option; provided, however, that no Option shall be exercisable more than ten years after the date of grant. Unless the applicable Award Agreement provides otherwise, no Option shall be exercisable prior to the first anniversary of the date of grant.
          (2) An Option may be exercised for all or any portion of the shares as to which it is exercisable; provided, that no partial exercise of an Option shall be for an aggregate exercise price of less than $1,000. The partial exercise of an Option shall not cause the expiration, termination or cancellation of the remaining portion thereof.
          (3) Unless the Committee determines otherwise, an Option shall be exercised by delivering notice to the Company’s principal office, to the attention of its Secretary (or the Secretary’s designee), no less than one nor more than ten business days in advance of the effective date of the proposed exercise. Such notice shall specify the number of shares of Company Stock with respect to which the Option is being exercised and the effective date of the proposed exercise and shall be from the Participant or other person then having the right to exercise the Option. Payment for shares of Company Stock purchased upon the exercise of an Option shall be made on the effective date of such exercise by one or a combination of the following means: (i) in cash, by certified check, bank cashier’s check or wire transfer; (ii) subject to the approval of the Committee, in shares of Company Stock owned by the Participant for at least six months prior to the date of exercise and valued at their Fair Market Value on the effective date of such exercise; or (iii) by means of a broker assisted cashless exercise procedure complying with applicable law, and (iv) by such other provision as the Committee may from time to time authorize. Any payment in shares of Company Stock shall be effected by the delivery of such shares to the Secretary (or the Secretary’s designee) of the Company, duly endorsed in blank or accompanied by stock powers duly executed in blank, together with any other documents and evidences as the Secretary (or the Secretary’s designee) of the Company shall require.
          (4) Certificates for shares of Company Stock purchased upon the exercise of an Option shall be issued in the name of the Participant or other person entitled to receive such shares, and delivered to the Participant or such other person as soon as practicable following the effective date on which the Option is exercised.
     (d) Limitations on Incentive Stock Options

          (1) Incentive Stock Options may be granted only to employees of the Company or any “subsidiary corporation” thereof (within the meaning of Section 424(f) of the Code and the applicable regulations thereunder).
          (2) To the extent that the aggregate Fair Market Value of shares of Company Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under the Plan and any other stock option plan of the Company (or any “subsidiary corporation” of the Company within the meaning of Section 424 of the Code) shall exceed $100,000, or such higher value as may be permitted under Section 422 of the Code, such Options shall be treated as Non-Qualified Stock Options. Such Fair Market Value shall be determined as of the date on which each such Incentive Stock Option is granted.
          (3) No Incentive Stock Option may be granted to an individual if, at the time of the proposed grant, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or any “subsidiary corporation” of the Company within the meaning of Section 424 of the Code), unless (i) the exercise price of such Incentive Stock Option is at least 110% of the Fair Market Value of a share of Company Stock at the time such Incentive Stock Option is granted and (ii) such Incentive Stock Option is not exercisable after the expiration of five years from the date such Incentive Stock Option is granted.
(e) Effect of Termination of Employment
          (1) Unless the applicable Award Agreement provides or the Committee shall determine otherwise, in the event that the employment of a Participant with the Company shall terminate for any reason other than Cause, Disability or death : (i) Options granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable until the date that is three months after such termination, on which date they shall expire; and (ii) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination. The three-month period described in this Section 7(e)(1) shall be extended to one year in the event of the Participant’s death during such three-month period. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of its term.
          (2) Unless the applicable Award Agreement provides or the Committee shall determine otherwise, in the event that the employment of a Participant with the Company shall terminate on account of the Disability or death of the Participant: (i) Options granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable until the first anniversary of such termination, on which date they shall expire; and (ii) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of its term.
          (3) In the event of the termination of a Participant’s employment for Cause, all outstanding Options granted to such Participant shall expire at the commencement of business on the date of such termination.

     (f) Acceleration of Exercise Date Upon Change in Control
     Unless the Award Agreement provides or the Committee determines otherwise, upon the occurrence of a Change in Control, each Option granted under the Plan and outstanding at such time shall become fully and immediately exercisable and shall remain exercisable until its expiration, termination or cancellation pursuant to the terms of the Plan. In addition, upon the occurrence of a Change in Control, the Committee may in its discretion, cancel any outstanding Options and pay to the holders thereof, in cash or stock, or any combination thereof, the value of such Options based upon the price per share of Company Stock to be received by other shareholders of the Company in the Change in Control less the exercise price of each Option.
     (g) Except as otherwise provided in an applicable Award Agreement, during the lifetime of a Participant each Option granted to a Participant shall be exercisable only by the Participant and no Option shall be assignable or transferable otherwise than by Will or by the laws of descent and distribution. The Committee may in its sole discretion on a case by case basis, in any applicable agreement evidencing an Option (other than, to the extent inconsistent with the requirements of Section 422 of the Code applicable to Incentive Stock Options), permit a Participant to transfer all or some of the Options to (i) the Participant’s Immediate Family Members, or (ii) a trust or trusts or other entity for the exclusive benefit of such Immediate Family Members. Following any such transfer, any transferred Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to the transfer. “Immediate Family Members” shall mean a Participant’s spouse, siblings, child(ren) and grandchild(ren). Notwithstanding the foregoing, Incentive Awards may be transferred to a Participant’s former spouse pursuant to a property settlement made part of an agreement or court order incident to the divorce.
8 SARS
     (a) Exercise Price
     The exercise price per share of a SAR shall be determined by the Committee at the time of grant, but shall in no event be less than the Fair Market Value of a share of Company Stock on the date of grant.
     (b) Benefit Upon Exercise
     The exercise of SARs with respect to any number of shares of Company Stock shall entitle the Participant to receive unrestricted, fully transferable shares of Company Stock, payable within 2 1/2 months of the date on which the SARs are exercised, equal in value to the number of SARs exercised multiplied by (i) the Fair Market Value of a share of Company Stock on the exercise date over (ii) the exercise price of the SAR. Fractional share amounts shall be settled in cash.
     (c) Term and Exercise of SARs
          (1) The applicable Award Agreement will provide the dates or dates on which a SAR shall become exercisable. The Committee shall determine the expiration date of each SAR; provided, however, that no SAR shall be exercisable more than ten years after the date of grant. Unless the applicable Award Agreement provides otherwise, no SAR shall be exercisable prior to the first anniversary of the date of grant.
          (2) A SAR may be exercised for all or any portion of the shares as to which it is exercisable; provided, that no partial exercise of a SAR shall be for an aggregate exercise price of less than $1,000. The partial exercise of a SAR shall not cause the expiration, termination or cancellation of the remaining portion thereof.
          (3) Unless the Committee determines otherwise, a SAR shall be exercised by delivering notice to the Company’s principal office, to the attention of its Secretary (or the Secretary’s designee), no less than one nor more than ten business days in advance of the effective date of the proposed exercise. Such notice shall specify the number of shares of Company Stock with respect to which the SAR is being exercised, and the effective date of the proposed exercise, and shall be from the Participant or other person (if any) having the right to exercise the SAR.
     (d) Effect of Termination of Employment
     The provisions set forth in Section 7(e) with respect to the exercise of Options following termination of employment shall apply to such exercise of SARs.
     (e) Acceleration of Exercise Date Upon Change in Control
     Unless the Award Agreement provides or the Committee determines otherwise, upon the occurrence of a Change in Control, any SAR granted under the Plan and outstanding at such time shall become fully and immediately exercisable and shall remain exercisable until its expiration, termination or cancellation pursuant to the terms of the Plan. In addition, upon the occurrence of a Change in Control, the Committee may in its discretion, cancel any outstanding SARs and pay to the holders thereof, in stock, the value of such SARs based upon the price per share of Company Stock to be received by other shareholders of the Company in the Change in Control less the exercise price of each SAR.
9 RESTRICTED STOCK
     (a) Issue Date and Vesting Date
     At the time of the grant of shares of Restricted Stock, the Committee shall establish an Issue Date or Issue Dates and a Vesting Date or Vesting Dates with respect to such shares. The Committee may divide such shares into classes and assign a different Issue Date and/or Vesting Date for each class. If the grantee is employed by the Company on an Issue Date (which may be the date of grant), the specified number of shares of Restricted Stock shall be issued in accordance with the provisions of Section 9(e). Provided that all conditions to the vesting of shares of Restricted Stock imposed pursuant to Section 9(b) are satisfied, and except as provided in Section 9(g), upon the occurrence of the Vesting Date with respect to shares of Restricted Stock, such shares shall vest and the restrictions of Section 9(c) shall cease to apply to such share.

     (b) Conditions to Vesting
     At the time of the grant of shares of Restricted Stock, the Committee may impose such restrictions or conditions to the vesting of such shares as it, in its absolute discretion, deems appropriate. By way of example and not by way of limitation, the Committee may require, as a condition to the vesting of any class or classes of shares of Restricted Stock, that the Participant or the Company achieves such performance goals as the Committee may specify under Section 12.
     (c) Restrictions on Transfer Prior to Vesting
     Prior to the vesting of a share of Restricted Stock, no transfer of a Participant’s rights with respect to such shares, whether voluntary or involuntary, by operation of law or otherwise, shall be permitted. Immediately upon any attempt to transfer such rights, such shares, and all of the rights related thereto, shall be forfeited by the Participant.
     (d) Dividends on Restricted Stock
     The Committee in its discretion may require that any dividends paid on shares of Restricted Stock shall be held in escrow until all restrictions on such shares have lapsed.
     (e) Issuance of Certificates
          (1) Reasonably promptly after the Issue Date with respect to shares of Restricted Stock, the Company shall cause to be issued a stock certificate, registered in the name of the Participant to whom such shares were granted, evidencing such shares; provided, that the Company shall not cause such a stock certificate to be issued unless it has received a stock power duly endorsed in blank with respect to such shares. Each such stock certificate shall bear any such legend as the Company may determine.
          Such legend shall not be removed until such shares vest pursuant to the terms hereof.
          (2) Each certificate issued pursuant to this Section 9(e), together with the stock powers relating to the shares of Restricted Stock evidenced by such certificate, shall be held by the Company in such manner as the Company may determine unless the Committee determines otherwise.
     (f) Consequences of Vesting
     Upon the vesting of a share of Restricted Stock pursuant to the terms of the Plan and the applicable Award Agreement, the restrictions of Section 9(c) shall cease to apply to such share. Reasonably promptly after a share of Restricted Stock vests, the Company shall cause to be delivered to the Participant to whom such shares were granted, a certificate evidencing such shares, free of the legend set forth in Section 9(e). Notwithstanding the foregoing, such shares still may be subject to restrictions on transfer as a result of applicable securities laws or pursuant to Section 15.

     (g) Effect of Termination of Employment
          (1) Unless the applicable Award Agreement or the Committee determines otherwise, in the event of the termination of a Participant’s service to the Company for any reason other than Cause, all shares of Restricted Stock granted to such Participant that have not vested as of the date of such termination shall immediately be forfeited and returned to the Company. The Company also shall have the right to require the return of all dividends paid on such shares, whether by termination of any escrow arrangement under which such dividends are held or otherwise.
          (2) In the event of the termination of a Participant’s employment for Cause, all shares of Restricted Stock granted to such Participant that have not vested prior to the date of such termination shall immediately be forfeited and returned to the Company, together with any dividends credited on such shares by termination of any escrow arrangement under which such dividends are held or otherwise.
     (h) Effect of Change in Control
     Unless the Award Agreement provides or the Committee determines otherwise, upon the occurrence of a Change in Control, all outstanding shares of Restricted Stock which have not previously vested shall immediately vest. In addition, upon the occurrence of a Change in Control, the Committee may in its discretion cancel any outstanding shares of Restricted Stock and pay to the holders thereof, in cash or stock, or any combination thereof, the value of such shares of Restricted Stock based upon the price per share of Company Stock to be received by other shareholders of the Company in the Change in Control.
10 RESTRICTED STOCK UNITS
     (a) Vesting Date
     At the time of the grant of Restricted Stock Units, the Committee shall establish a Vesting Date or Vesting Dates with respect to such shares. The Committee may divide such shares into classes and assign a different Vesting Date for each class. Provided that all conditions to the vesting of a Restricted Stock Unit imposed pursuant to Section 10(c) are satisfied, and except as provided in Section 10(d), upon the occurrence of the Vesting Date with respect to a Restricted Stock Unit, such Restricted Stock Unit shall vest and shares of Stock will be delivered pursuant to Section 10(c).
     (b) Dividend Equivalents
     Any Participant selected by the Committee may be granted Dividend Equivalents based on the dividends declared on the shares of Company Stock that are subject to any award of Restricted Stock Units, to be credited as of dividend payment dates, during the period between the date the award is granted and the date the award is exercised, vests or expires, as determined by the Committee. Such Dividend Equivalents shall be converted to cash or additional Restricted Stock Units by such formula and at such time and subject to such limitations as may be determined by the Committee.

     (c) Benefit Upon Vesting
     Upon the vesting of a Restricted Stock Unit, the Participant shall be entitled to receive one unrestricted, fully transferable share of Stock for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited, or, in the sole discretion of the Committee, an amount, payable within 2 1/2 months of the date on which such Restricted Stock Units vests, equal to the Fair Market Value of a share of Company Stock on the date on which such Restricted Stock Unit vests. Notwithstanding the foregoing, shares of Company Stock issued may be subject to restrictions on transfer as a result of applicable securities laws or pursuant to Section 15.
     (d) Conditions to Vesting
     At the time of the grant of Restricted Stock Units, the Committee may impose such restrictions or conditions to the vesting of such Restricted Stock Units as it, in its absolute discretion, deems appropriate. By way of example and not by way of limitation, the Committee may require, as a condition to the vesting of any class or classes of Restricted Stock Units, that the Participant or the Company achieves such performance goals as the Committee may specify under Section 12.
     (e) Effect of Termination of Employment
          (1) Unless the applicable Award Agreement or the Committee determines otherwise, Restricted Stock Units that have not vested, together with any dividends credited on such Restricted Stock Units, shall be forfeited upon the Participant’s termination of employment for any reason other than Cause.
          (2) In the event of the termination of a Participant’s employment for Cause, all Restricted Stock Units granted to such Participant that have not vested as of the date of such termination shall immediately be forfeited, together with any dividends credited on such shares.
     (f) Effect of Change in Control
     Unless the Award Agreement provides or the Committee determines otherwise, upon the occurrence of a Change in Control all outstanding Restricted Stock Units which have not theretofore vested shall immediately vest. In addition, upon the occurrence of a Change in Control, the Committee may in its discretion, cancel any outstanding Restricted Stock Units and pay to the holders thereof, in cash or stock, or any combination thereof, the value of such Restricted Stock Units based upon the price per share of Company Stock to be received by other shareholders of the Company in the Change in Control.
11 STOCK BONUSES
     In the event that the Committee grants a Stock Bonus, a certificate for the shares of Company Stock comprising such Stock Bonus shall be issued in the name of the Participant to whom such grant was made and delivered to such Participant as soon as practicable after the date on which such Stock Bonus is payable.

12 PERFORMANCE-BASED AWARDS
     (a) Purpose.
     The purpose of this Section 12 is to provide the Committee the ability to qualify Incentive Awards, other than Options and SARs, that are granted pursuant to Sections 9 and 10 as Qualified Performance-Based Compensation. If the Committee, in its discretion, decides to grant a Performance-Based Award to a Covered Employee, the provisions of this Section 12 shall control over any contrary provision contained in Sections 9 and 10; provided, however, that the Committee may in its discretion grant Incentive Awards to Covered Employees and to other Participants that are based on Performance Criteria or Performance Goals but that do not satisfy the requirements of this Section 12.
     (b) Applicability.
     This Section 12 shall apply only to those Covered Employees selected by the Committee to receive Performance-Based Awards. The designation of a Covered Employee as a Participant for a Performance Period shall not in any manner entitle the Participant to receive an Incentive Award for the period. Moreover, designation of a Covered Employee as a Participant for a particular Performance Period shall not require designation of such Covered Employee as a Participant in any subsequent Performance Period and designation of one Covered Employee as a Participant shall not require designation of any other Covered Employees as a Participant in such period or in any other period.
     (c) Procedures with Respect to Performance-Based Awards.
     To the extent necessary to comply with the Qualified Performance-Based Compensation requirements of Section 162(m)(4)(C) of the Code, with respect to any Incentive Award granted under Sections 9 and 10 which may be granted to one or more Covered Employees, no later than ninety (90) days following the commencement of any fiscal year in question or any other designated fiscal period or period of service (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (a) designate one or more Covered Employees, (b) select the Performance Criteria applicable to the Performance Period, (c) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (d) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. In determining the amount earned by a Covered Employee, the Committee shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period.
     (d) Payment of Performance-Based Awards.
     Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company or a Subsidiary on the day a Performance-Based Award for such

Performance Period is paid to the Participant. Furthermore, a Participant shall be eligible to receive payment pursuant to a Performance-Based Award for a Performance Period only if, and to the extent, the Performance Goals for such period are achieved.
     (e) Additional Limitations.
     Notwithstanding any other provision of the Plan, any Incentive Award which is granted to a Covered Employee and is intended to constitute Qualified Performance-Based Compensation shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m)(4)(C) of the Code, and the Plan shall be deemed amended to the extent necessary to conform to such requirements.
13 RIGHTS AS A STOCKHOLDER
     No person shall have any rights as a stockholder with respect to any shares of Company Stock covered by or relating to any Incentive Award until the date of issuance of a stock certificate with respect to such shares.
     Except as otherwise expressly provided in Section 3(d), no adjustment to any Incentive Award shall be made for dividends or other rights for which the record date occurs prior to the date such stock certificate is issued.
14 DEFERRAL OF AWARDS
     The Committee may permit or require the deferral of payment or settlement of any Restricted Stock Unit or Stock Bonus subject to such rules and procedures as it may establish. Payment or settlement of Options or SARs may not be deferred unless such deferral would not cause the provisions of Section 409A of the Code to be violated.
15 RESTRICTION ON TRANSFER OF SHARES
     The Committee may impose, either in the Award Agreement or at the time shares of Company Stock are issued in settlement of an Incentive Award, restrictions on the ability of the Participant to sell or transfer such shares of Company Stock.
16 NO SPECIAL EMPLOYMENT RIGHTS; NO RIGHT TO INCENTIVE AWARD
     Nothing contained in the Plan or any Award Agreement shall confer upon any Participant any right with respect to the continuation of employment by the Company or interfere in any way with the right of the Company, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the Participant.
     No person shall have any claim or right to receive an Incentive Award hereunder. The Committee’s granting of an Incentive Award to a Participant at any time shall neither require the Committee to grant any other Incentive Award to such Participant or other person at any time nor preclude the Committee from making subsequent grants to such Participant or any other person.
17 SECURITIES MATTERS
     (a) The Company shall be under no obligation to effect the registration pursuant to the Securities Act of 1933 of any interests in the Plan or any shares of Company Stock to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any certificates evidencing shares of Company Stock pursuant to the Plan unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of the New York Stock Exchange or any other securities exchange or automated quotation system on which shares of Company Stock are listed. Certificates evidencing shares of Company Stock issued pursuant to the terms hereof, may bear such legends, as the Committee or the Company, in its sole discretion, deems necessary or desirable to insure compliance with applicable securities laws.
     (b) The transfer of any shares of Company Stock hereunder shall be effective only at such time as counsel to the Company shall have determined that the issuance and delivery of such shares is in compliance with all applicable laws, regulations of governmental authority and the requirements of the New York Stock Exchange or any other securities exchange or automated quotation system on which shares of Company Stock are listed. The Committee may, in its sole discretion, defer the effectiveness of any transfer of shares of Company stock hereunder in order to allow the issuance of such shares to be made pursuant to registration or an exemption from registration or other methods for compliance available under federal or state securities laws. The Company shall inform the Participant in writing of the Committee’s decision to defer the effectiveness of a transfer. During the period of such a deferral in connection with the exercise of an Option, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.
     (c) It is intended that the Plan be applied and administered in compliance with Rule 16b-3. If any provision of the Plan would be in violation of Rule 16b-3 if applied as written, such provision shall not have effect as written and shall be given effect so as to comply with Rule 16b-3, as determined by the Committee. The Committee is authorized to amend the Plan and to make any such modifications to Award Agreements to comply with Rule 16b-3, as it may be amended from time to time, and to make any other such amendments or modifications deemed necessary or appropriate to better accomplish the purposes of the Plan in light of any amendments made to Rule 16b-3.
18 WITHHOLDING TAXES
     Whenever cash is to be paid pursuant to an Incentive Award, the Company shall have the right to deduct therefrom an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto.
     Whenever shares of Company Stock are to be delivered pursuant to an Incentive Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto. With the approval of the Committee, which it shall have sole discretion to grant and which approval may be evidenced by the presence in the Award Agreement of an appropriate reference to such right, a Participant may satisfy the foregoing requirement by electing to have the Company withhold from delivery shares of Company Stock having a value equal to the minimum amount of tax required to be withheld. Such shares shall be valued at their Fair Market Value on the date as of which the amount of tax to be withheld is determined. Fractional share amounts shall be settled in cash. Such a withholding election may be made with respect to all or any portion of the shares to be delivered pursuant to an Incentive Award. Any tax withholding above the minimum amount of tax required to be withheld must be deducted from other amounts payable to the Participant or must be paid in cash by the Participant.
19 NOTIFICATION OF ELECTION UNDER SECTION 83(b) OF THE CODE
     If any Participant shall, in connection with the acquisition of shares of Company Stock under the Plan, make the election permitted under Section 83(b) of the Code (i.e., an election to include in gross income in the year of transfer the amounts specified in Section 83(b)) and permitted under the terms of the Award Agreement, such Participant shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under the authority of Code Section 83(b).
20 NOTIFICATION UPON DISQUALIFYING DISPOSITION UNDER SECTION 421(b) OF THE CODE
     Each Award Agreement with respect to an Incentive Stock Option shall require the Participant to notify the Company of any disposition of shares of Company Stock issued pursuant to the exercise of such Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions) within ten days of such disposition.
21 AMENDMENT OR TERMINATION OF THE PLAN
     The Board of Directors may, at any time, suspend or terminate the Plan or revise or amend it in any respect whatsoever; provided, however, that stockholder approval shall be required if and to the extent required by Rule 16b-3 or by any comparable or successor exemption under which the Board of Directors believes it is appropriate for the Plan to qualify, or if and to the extent the Board of Directors determines that such approval is appropriate for purposes of satisfying Section 162(m), Section 422 or Section 409A of the Code or any applicable rule or listing standard of any stock exchange, automated quotation system or similar organization. Nothing herein shall restrict the Committee’s ability to exercise its discretionary authority pursuant to Section 4, which discretion may be exercised without amendment to the Plan. No action hereunder may, without the consent of a Participant, reduce the Participant’s rights under any outstanding Incentive Award.
22 NO OBLIGATION TO EXERCISE
     The grant to a Participant of an Option or SAR shall impose no obligation upon such Participant to exercise such Option or SAR.

23 TRANSFERS UPON DEATH; NONASSIGNABILITY
     Upon the death of a Participant outstanding Incentive Awards granted to such Participant may be exercised only by the executor or administrator of the Participant’s estate or by a person who shall have acquired the right to such exercise by Will or by the laws of descent and distribution. No transfer of an Incentive Award by Will or the laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with (a) written notice thereof and with a copy of the Will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and (b) an agreement by the transferee to comply with all the terms and conditions of the Incentive Award that are or would have been applicable to the Participant and to be bound by the acknowledgments made by the Participant in connection with the grant of the Incentive Award.
     Except as otherwise provided, no Incentive Award or interest in it may be transferred, assigned, pledged or hypothecated by the Participant, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.
24 EXPENSES AND RECEIPTS
     The expenses of the Plan shall be paid by the Company. Any proceeds received by the Company in connection with any Incentive Award will be used for general corporate purposes.
25 FAILURE TO COMPLY
     In addition to the remedies of the Company elsewhere provided for herein, failure by a Participant (or beneficiary) to comply with any of the terms and conditions of the Plan or the applicable Award Agreement, unless such failure is remedied by such Participant (or beneficiary) within ten days after notice of such failure by the Committee, shall be grounds for the cancellation and forfeiture of such Incentive Award, in whole or in part, as the Committee, in its sole discretion, may determine.
26 EFFECTIVE DATE AND TERM OF PLAN
     The Plan shall be effective as of the Effective Date. Unless earlier terminated by the Board of Directors, the right to grant Incentive Awards under the Plan will terminate on the tenth anniversary of the Effective Date. Incentive Awards outstanding at Plan termination will remain in effect according to their terms and the provisions of the Plan.
27 APPLICABLE LAW
     Except to the extent preempted by any applicable federal law, the Plan will be construed and administered in accordance with the laws of the Commonwealth of Pennsylvania, without reference to the principles of conflicts of laws thereunder.

AMENDMENT I
OF THE
RENT-WAY, INC.
2006 EQUITY INCENTIVE PLAN
RECITALS:
     WHEREAS, the Rent-Way, Inc. 2006 Equity Incentive Plan (the “Plan”) was adopted by the board of directors of Rent-Way, Inc. on January 13, 2006, and approved by the shareholders of Rent-Way, Inc. on March 8, 2006; and
     WHEREAS, in connection with the acquisition of Rent-Way, Inc. by an indirect wholly owned subsidiary of Rent-A-Center, Inc. (the “Company”) on November 15, 2006, the Company has acquired sponsorship of the Plan; and
     WHEREAS, subject to and in accordance with the provisions of applicable law and the rules of the Nasdaq Stock Market, the Company desires to amend the Plan in order to substitute the shares of the Company’s common stock for the shares of Rent-Way, Inc. common stock reserved for issuance under the Plan and to facilitate the ability of the Company to use the Plan as a vehicle for making future equity compensation awards to eligible personnel.
     NOW, THEREFORE, the Plan is amended in the following respects. Unless otherwise specified, the amendments are effective as of December 29, 2006.
     1. The name of the Plan is changed to “The Rent-A-Center, Inc. 2006 Equity Incentive Plan.”
     2. Paragraph 1 of the Plan (Preamble) is amended in its entirety to read as follows:
“The purpose of the Plan is to foster the ability of Rent-A-Center, Inc. (the “Company”) and its subsidiaries to attract, motivate and retain key personnel and enhance stockholder value through the use of certain equity incentive compensation opportunities. The Plan, which was formerly known as the Rent-Way, Inc. 2006 Equity Incentive Plan, was acquired by the Company in connection with its acquisition of Rent-Way, Inc. on November 15, 2006.”.
     3. Wherever used in the Plan, the terms “Rent-Way, Inc.” and “Rent-Way” will be deemed to be “Rent-A-Center, Inc.” and the term “Company” will be deemed to mean “Rent-A-Center, Inc.”.
     4. The definition of “Common Stock” in paragraph 2(h) of the Plan is amended to mean “the common stock, $.01 par value, of the Company.”.
     5. The definition of “Fair Market Value” in paragraph 2(m) of the Plan is amended in its entirety to read as follows:
“Fair Market Value” means, on any particular day, if the Company Stock is listed on an established stock exchange or traded on the Nasdaq Global Select Market or the Nasdaq SmallCap Market, the closing sales price (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Company Stock) on the last market trading day prior to the date of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable.”

     6. Paragraph 5 of the Plan (Eligibility) is amended in its entirety to read as follows:
“The persons who shall be eligible to receive Incentive Awards pursuant to the Plan shall be such employees of the Company or a Subsidiary (including prospective employees conditioned upon their becoming employees), non-employee consultants or other service providers to the Company or a Subsidiary, and non-employee directors of the Company or a Subsidiary; provided, however, that no Incentive Award may be granted under the Plan to any individual who, immediately prior to the Company’s acquisition of Rent-Way, Inc., was employed by the Company or any entity that was a subsidiary of the Company.”.
      7. Paragraph 27 (Applicable Law) is amended by deleting the words “Commonwealth of Pennsylvania” and inserting in lieu thereof the words “State of Texas”.
      8. The following new Paragraph 28 is added at the end of the Plan:
      “28 COMPLIANCE WITH NASDAQ RULES
     The assumption of the Plan by the Company is intended to comply with the ‘mergers and acquisitions’ exemption from the shareholder approval requirements contained in Rule 4350(i)(1)(A)(iii) and IM-4350-5 of the Nasdaq Marketplace Rules, and the Plan, as amended, will be construed and interpreted accordingly. Toward that end, if any provision in or omission from the Plan would cause the Plan to fail to satisfy the conditions of such exemption, the Plan will be deemed to have been further amended accordingly in order to satisfy such conditions.”.